Exhibit 99.1

              HILAND PARTNERS, LP REPORTS FIRST QUARTER RESULTS

    ENID, Okla., May 12 /PRNewswire-FirstCall/ -- Hiland Partners, LP (Nasdaq:
HLND) (the "Partnership") today reported quarterly net income for the three months ended March 31, 2005 of $1.6 million compared to net income of $0.8 million for the three months ended March 31, 2004, an increase of 113%. EBITDA for the three months ended March 31, 2005 was $3.7 million compared to $1.8 million for the three months ended March 31, 2004, an increase of 102%. Total segment margin for the three months ended March 31, 2005 was $5.6 million compared to $3.2 million for the three months ended March 31, 2004, an increase of 72%. This increase is primarily attributable to higher average realized natural gas prices and NGL sales prices and inclusion of the results of operations from the assets acquired from Hiland Partners, LLC on February 15, 2005.

    The financial position and results of operations for the three-month period ended March 31, 2005 include the financial results of Continental Gas, Inc. (our predecessor) through February 14, 2005. The financial results also include the results of operations of Hiland Partners, LP for the period from February 15, 2005, the date Hiland Partners, LP commenced operations. As a result, operating income and volumes are not comparable on a period-to-period basis.

    For the period from February 15, 2005, inception of operations, to March 31, 2005, the Partnership reported quarterly net income of $1.1 million ($0.16 per basic and diluted limited partners unit) and EBITDA of $2.5 million. The Partnership commenced operations February 15, 2005 upon successful completion of its initial public offering and the concurrent contribution of certain assets from its predecessor entity and certain assets acquired from Hiland Partners, LLC.

    On April 25, 2005, the Partnership announced a cash distribution for the first quarter of 2005 of $0.225 per unit, based on the minimum quarterly cash distribution of $0.45 prorated for the period since inception of operations, February 15, 2005, payable on all common, subordinated and general partner units. The pro rata distribution declared for the quarter of $0.225 on all units totals to $1.6 million.

    "I am pleased with our first quarter results," said Randy Moeder, President and Chief Executive Officer of Hiland Partners, LP. "Our near-term focus continues to remain on organic growth. To that end, I am pleased to announce that the Partnership has provided written notice to the owners of the Bakken Gas Plant and Gas Gathering System advising of our intent to exercise the option to purchase the system in accordance with the terms of the purchase option that the Partnership has on this facility. If the parties are able to reach an agreement on the purchase price, the transaction will have to be approved by the independent members of our General Partner's Board of Directors."

    Conference Call Information

    The Partnership has scheduled a conference call for 10:00 am Central Daylight Time, Friday, May 13, 2005, to discuss the 2005 first quarter results. To participate in the call, dial 1.888.396.2298 and participant passcode 92002423, or access it live over the Internet by logging onto the web at www.hilandpartners.com , on the "investor relations" section of the Partnership's website.

    Use of Non-GAAP Financial Measures

    This press release and the accompanying schedules include the non- generally accepted accounting principles ("non-GAAP") financial measures of EBITDA and total segment margin. The accompanying schedules provide reconciliations of these non-GAAP financial measures to their most directly comparable financial measure calculated and presented in accordance with accounting principles generally accepted in the United States of America ("GAAP"). Our non-GAAP financial measures should not be considered as alternatives to GAAP measures such as net income, operating income or any other GAAP measure of liquidity or financial performance.

    About Hiland Partners, LP

    Hiland Partners, LP is a publicly traded midstream energy partnership engaged in gathering, compressing, dehydrating, treating, processing and marketing natural gas, and fractionating, or separating, natural gas liquids, or NGLs. The Partnership also provides air compression and water injection services to an oil and gas exploration and production company for use in its oil and gas secondary recovery operations. The Partnership's operations are primarily located in the Mid-Continent and Rocky Mountain regions of the United States. Hiland Partners, LP's midstream assets consist of seven natural gas gathering systems with approximately 825 miles of gathering pipelines, four natural gas processing plants, three natural gas treating facilities and two NGL fractionation facilities. The Partnership's compression assets consist of two air compression facilities and a water injection plant.

    This press release may include certain statements concerning expectations for the future that are forward-looking statements. Such forward-looking statements are subject to a variety of known and unknown risks, uncertainties, and other factors that are difficult to predict and many of which are beyond management's control. An extensive list of factors that can affect future results are discussed in the Partnership's Annual Report on Form 10-K and other documents filed from time to time with the Securities and Exchange Commission. The Partnership undertakes no obligation to update or revise any forward-looking statements to reflect new information or events.

                            -  table to follow  -

    Other Financial and Operating Data (Unaudited)

    Results of Operations

    Set forth in the table below is financial and operating data for Continental Gas, Inc. (predecessor) and Hiland Partners, LP for the periods indicated.

                                           Three Months Ended March 31,
                                  --------------------------------------------------
                                                 2005
                                              Continental                   2004
                                    Hiland     Gas, Inc.                Continental
                                  Partners,  (Predecessor)   Total       Gas, Inc.
                                   LP (A)         (B)         (C)      (Predecessor)
                                  ---------  -------------  ---------  -------------
                                                     (in thousands)
Total Segment Margin Data:
Midstream revenues                $  13,362  $      11,813  $  25,175  $      21,050
Midstream purchases                  10,456          9,747     20,203         17,810
Midstream segment margin              2,906          2,066      4,972          3,240
Compression revenues (D)                603            ---        603            ---
Total segment margin (E)          $   3,509  $       2,066  $   5,575  $       3,240

Summary of Operations Data:
Midstream revenues                $  13,362  $      11,813  $  25,175  $      21,050
Compression revenues                    603            ---        603            ---
        Total revenues               13,965         11,813     25,778         21,050
Operating costs and expenses
    Midstream purchases
     (exclusive of items shown
     separately below)               10,456          9,747     20,203         17,810
    Operations and maintenance          797            780      1,577          1,196
    Depreciation, amortization
     and accretion                    1,165            512      1,677            847
    General and administrative          187            166        353            264
        Total operating costs and
         expenses                    12,605         11,205     23,810         20,117
Operating income                      1,360            608      1,968            933
Other income (expense)                 (217)          (115)      (332)          (181)
Income from continuing operations     1,143            493      1,636            752
Discontinued operations, net            ---            ---        ---             15

Net income                            1,143            493      1,636            767

Add:
    Depreciation, amortization
     and accretion                    1,165            512      1,677            847
    Amortization of deferred loan
     costs                              192             13        205             25
    Interest expense                     26            108        134            169

EBITDA (F)                        $   2,526  $       1,126  $   3,652  $       1,808

Operating Data:
Natural gas sales (MMBTU/d)          41,794         37,052     39,423         38,232
NGL sales (Bbls/d)                    1,428          1,206      1,317            938

                                                 March 31,  December 31,
                                                    2005        2004
                                                 ---------  ------------
                                                      (in thousands)
Balance Sheet Data (at period end):
Property and equipment, at cost, net             $  67,622  $    37,075
Total assets                                       109,986       49,175
Accounts payable-affiliates                          2,698        2,998
Long-term debt, net of current maturities              ---       12,643
Net equity                                          99,457       24,510

    (A) Amounts presented in the Hiland Partners, LP column include only the activity for the period beginning on the formation date February 15, 2005. Amounts include the operations of the assets acquired from Hiland Partners, LLC at closing of the initial public offering (Worland gathering system and compression assets).

    (B) Amounts presented in the Predecessor column include only the activity of CGI for the period prior to the formation of Hiland Partners, LP on February 15, 2005.

    (C) Total income and expense items included in the Consolidated Combined Statements of Operations of Hiland Partners, LP and its predecessor will be included in the Partnership's first quarter 2005 10-Q.

    (D) Compression revenues and compression segment margin are the same. There are no compression purchases associated with the compression segment.

    (E) Reconciliation of total segment margin to operating income:

                                   Three Months Ended March 31,
                     ---------------------------------------------------------
                                        2005                         2004
                                     Continental                  Continental
                        Hiland        Gas, Inc.                    Gas, Inc.
                     Partners, LP   (Predecessor)      Total     (Predecessor)
                     ------------   -------------   ----------   -------------
Operating income     $      1,360   $         608   $    1,968   $         933
Add:
  Operations and
   maintenance                797             780        1,577           1,196
  Depreciation,
   amortization
   and accretion            1,165             512        1,677             847
  General and
   administrative             187             166          353             264
    Total segment
     margin          $      3,509   $       2,066   $    5,575   $       3,240

        We view total segment margin, a non-GAAP financial measure, as an important performance measure of the core profitability of our operations. We review total segment margin monthly for a consistency and trend analysis. We define midstream segment margin as midstream revenue less midstream purchases. Midstream purchases include the following costs and expenses: cost of natural gas and NGLs purchased by us from third parties, cost of natural gas and NGLs purchased by us from affiliates, and cost of crude oil purchased by us from third parties. Our compression segment margin will equal the fee we will earn under our Compression Services Agreement with Continental Resources, Inc. for providing air compression and water injection services. The fee that we will earn under this agreement will be fixed as long as our facilities meet specified availability requirements, regardless of Continental Resources, Inc.'s utilization. As a result, our compression segment margin will be dependent on our ability to meet their utilization levels.

    (F) We define EBITDA, a non-GAAP financial measure, as net income plus interest expense, provisions for income taxes and depreciation, amortization and accretion expense. EBITDA is used as a supplemental financial measure by our management and by external users of our financial statements such as investors, commercial banks, research analysts and others to access: (1) the financial performance of our assets without regard to financial methods, capital structure or historical cost basis; (2) the ability of our assets to generate cash sufficient to pay interest costs and support our indebtedness; (3) our operating performance and return on capital structure; and (4) the viability of acquisitions and capital expenditure projects and the overall rates of return on alternative investment opportunities. EBITDA is also a financial measurement that, with certain negotiated adjustments, is reported to our banks and is used as a gauge for compliance with our financial covenants under our credit facilities.

SOURCE  Hiland Partners, LP
    -0-                             05/12/2005
    /CONTACT: Ken Maples, Vice President and CFO of Hiland Partners, LP, +1-580-242-6040/
    /Web site:  http://www.hilandpartners.com /